EXHIBIT 10.W
January 22, 2008
Mr. David Aldrich

Re:	Amended and Restated Change of Control / Severance Agreement
Dear Dave:
This letter sets out the severance arrangements concerning your employment with Skyworks Solutions, Inc. (“Skyworks”).
1.	Termination of Employment Related to Change of Control

1.1	If: (i) a Change of Control occurs while you are employed by Skyworks as Chief Executive Officer, and (ii) your employment with Skyworks is terminated within two (2) years after the Change of Control, by Skyworks without Cause (as defined below) or by you for any reason, then you will receive the benefits provided in Section 1.3 below.

1.2	“Change of Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change of Control under one of such subsections but is specifically exempted from another such subsection):
     (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of Skyworks if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (x) the then-outstanding shares of common stock of Skyworks (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of Skyworks entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Skyworks (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or
7781.376.3000 f781.376.3310     www.skyworksinc.com     20 Sylvan Road     Woburn, MA 01801 USA

Mr. David Aldrich
January 22, 2008

voting securities of Skyworks, unless the Person exercising, converting or exchanging such security acquired such security directly from Skyworks or an underwriter or agent of Skyworks), (ii) any acquisition by Skyworks, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Skyworks or any corporation controlled by Skyworks, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.2; or
     (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of Skyworks (the “Board”)(or, if applicable, the Board of Directors of a successor corporation to Skyworks), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
     (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Skyworks or a sale or other disposition of all or substantially all of the assets of Skyworks in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then- outstanding shares of common stock and the combined voting power of the then- outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Skyworks or substantially all of Skyworks’ assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by Skyworks or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation

Mr. David Aldrich
January 22, 2008

entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
     (d) approval by the stockholders of Skyworks of a complete liquidation or dissolution of Skyworks.
1.3	Subject to the provisions of Section 7, (i) on the date of any termination described in Section 1.1 (or such later date as may be required by Section 7), Skyworks will pay you a lump sum equal to two and one-half (2 1/2) times the sum of (a) your rate of annual base salary in effect immediately prior to the Change of Control and (b) the greater of (1) the average of your three most recent annual cash bonuses received prior to the year in which the Change of Control occurs, whether or not includable in gross income for federal income tax purposes, and (2) your target annual cash bonus opportunity for the year in which the Change of Control occurs (without regard to the relative achievement of any performance milestones which would otherwise impact payment of the target bonus); and (ii) on the date of any termination described in Section 1.1, all of your then outstanding Skyworks stock options shall remain exercisable for a period of thirty (30) months after the termination date (or, if earlier, until the last day of the full option term), subject to their other terms and conditions; and (iii) Skyworks will provide you medical benefits substantially the same as those provided to you at the time of termination for a period of eighteen (18) months after the date of termination.

1.4	If any excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986 (the “Code”) is payable by you by reason of the occurrence of a change in the ownership or effective control of Skyworks or a change in the ownership of a substantial portion of the assets of Skyworks, determined in accordance with Section 280G(b)(2) of the Code, then Skyworks shall pay you, in addition to the amount payable under Section 1.3, an amount (the “Gross-Up Payment”) equal to the sum of the Excise Tax and the amount necessary to pay all additional taxes imposed on (or economically borne by) you (including the Excise Tax, state and federal income taxes and all applicable employment taxes) attributable to the receipt of the Gross-Up Payment. For purposes of the preceding sentence, all taxes attributed to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rate provided by law. Notwithstanding anything contained in this letter to the contrary, any Gross-Up Payment shall be paid no later than the last day of the calendar year following the calendar year in which you remit the Excise Tax.

2.	Termination Without Cause or for Good Reason

2.1	If, while you are employed by Skyworks as Chief Executive Officer, (i) your employment with Skyworks is terminated by Skyworks without Cause, or (ii) you terminate your employment with Skyworks for Good Reason, then you will receive the benefits specified in Section 2.4 below. If your employment is terminated by Skyworks for Cause or by you without Good Reason, you will not be entitled to receive the benefits

Mr. David Aldrich
January 22, 2008

specified in Section 2.4 below. This Section 2.1 shall not apply if you are entitled to receive the benefits set forth in Section 1.3 above.
2.2	“Cause” means: (i) deliberate dishonesty significantly detrimental to the best interests of Skyworks or any subsidiary or affiliate; (ii) conduct on your part constituting an act of moral turpitude; (iii) willful disloyalty to Skyworks or refusal or failure to obey the directions of the Board; (iv) incompetent performance or substantial or continuing inattention to or neglect of duties assigned to you. Any determination of Cause must be made by the full Board at a meeting duly called, with you present and voting and, if you wish, with your legal counsel present.

2.3	“Good Reason” means (i) a material diminution in your authority, duties or responsibility from those in effect on the date of this agreement; (ii) a material diminution in your base salary as in effect on the date hereof or as the same may be increased from time to time; (iii) a requirement that you report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the you retain authority; (v) a material change in your office location as in effect on the date hereof; and (vi) any material breach of this agreement by Skyworks; provided, however, that a termination for Good Reason can occur only if (i) you have given Skyworks a notice of the existence of a condition giving rise to Good Reason and Skyworks has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice, and (ii) such notice is given within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and further provided that a termination for Good Reason shall occur 30 days after such failure to cure.

2.4	Subject to the provisions of Section 7, (i) on the date of any termination described in the first sentence of Section 2.1 (or such later date as may be required by Section 7), Skyworks will pay you a lump sum equal to two (2) times the sum of (a) your rate of annual base salary in effect immediately prior to such termination and (b) the greater of (1) the average of your three most recent annual cash bonuses received prior to the year in which the termination of employment occurs, whether or not includable in gross income for federal income tax purposes, and (2) your target annual cash bonus opportunity for the year in which the termination of employment occurs (without regard to the relative achievement of any performance milestones which would otherwise impact payment of the target bonus); and (ii) on the date of any termination described in the first sentence of Section 2.1, all of your Skyworks stock options will become immediately exercisable and, except as otherwise stated in this agreement, remain exercisable for a period of two (2) years after the termination date, subject to their other terms and conditions, each outstanding restricted stock award shall become immediately vested, and each outstanding performance share award shall be deemed earned as to the number of shares that would have been earned pursuant to the terms of such award as of the day prior to the date of such termination, and such shares shall be issued by the Company to you upon such termination.

Mr. David Aldrich
January 22, 2008

3.	Voluntary Termination On or After January 1, 2010

Notwithstanding anything in this letter to the contrary, if you remain in the employ of Skyworks until January 1,2010, you may voluntarily terminate your employment for any reason on or after January 1,2010 (a “Voluntary Election”) and in such event you shall be entitled to receive the benefits set forth in Section 2.4; provided however, that any benefits provided under Section 2.4 shall be reduced by a “Voluntary Election Surcharge.” The Voluntary Election Surcharge shall cause to be forfeited by you all tranches of stock options, stock appreciation rights, restricted stock, and any other award relating to the stock of Skyworks, which were both (a) granted to you in the eighteen (18) month period prior to the Voluntary Election, and (b) scheduled to vest more than two (2) years from the Voluntary Election. To obtain the benefits described in this Section 3, you must (i) provide the Board with no fewer than ninety (90) days advance written notice of your intended Voluntary Election and a succession plan shall be in place, and (ii) you must remain available, in each case in the sole discretion of the Board and upon terms decided by the Board, to continue to serve as a member of the Board and as the Chairman of one Board committee for up to two (2) years following the Voluntary Election.

4.	Effect of Change of Control on Equity Awards

If a Change of Control occurs during the term of this Agreement, immediately prior to such transaction constituting such Change of Control, (i) all of your then unvested Skyworks stock options shall become immediately vested and exercisable; (ii) any restrictions on each outstanding restricted stock award shall lapse and such award shall become immediately vested; and, (iii) each outstanding performance share award shall be deemed earned as to the greater of (a) the “Target” level of shares for such award or (b) the number of shares that would have been earned pursuant to the terms of such award as of the day prior to the date of such Change of Control, and such shares shall be issued by the Company to you immediately prior to such Change of Control transaction.

5.	Non-Competition; Non-Solicitation

During the term of your employment with Skyworks and for the first twenty-four (24) months after the date on which your employment with Skyworks is voluntarily or involuntarily terminated, by yourself or by the Company, and with or without cause (the “Noncompete Period”), you will not engage in any employment, consulting or other activity that competes with the business of Skyworks or any subsidiary or affiliate of Skyworks (collectively, “Skyworks and Affiliates”). You acknowledge and agree that your direct or indirect participation in the conduct of a competing business alone or with any other person will materially impair the business and prospects of Skyworks and Affiliates. During the Noncompete Period, you will not (i) attempt to hire any director, officer, employee or agent of Skyworks and Affiliates, (ii) assist in such hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with Skyworks, (iv) encourage any customer or supplier of Skyworks to

Mr. David Aldrich
January 22, 2008

terminate its relationship with Skyworks, or (v) obtain, or assist in obtaining, for your own benefit (other than indirectly as an employee of Skyworks and Affiliates) any customer of Skyworks and Affiliates. If any of the restrictions in this Section 5 are adjudicated to be excessively broad as to scope, geographic area, time or otherwise, said restriction shall be reduced to the extent necessary to make the restriction reasonable and shall be binding on you as so reduced. Any provisions of this section not so reduced will remain in full force and effect.

It is understood that during the Noncompete Period, you will make yourself available to Skyworks and Affiliates for consultation on behalf of Skyworks and Affiliates, upon reasonable request and at a reasonable rate of compensation and at reasonable times and places in light of any commitment you may have to a new employer.

You understand and acknowledge that the remedies of Skyworks and Affiliates at law for breach of any of the restrictions in this Section are inadequate and that any such breach will cause irreparable harm to Skyworks. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in Skyworks’ favor, Skyworks may apply to any court having jurisdiction to enforce the specific performance of the restrictions in this Section, and may apply for injunctive relief against any act which would violate those restrictions.

6.	Death or Disability

In the event of your death at any time during your employment by Skyworks, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable for a period of one year thereafter, subject to their other terms and conditions.

In the event of your disability at any time during your employment by Skyworks, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable so long as you remain an employee or officer of Skyworks and for a period of one year thereafter, subject to their other terms and conditions.

7.	Miscellaneous

All claims by you for benefits under the Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to you in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to you for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect.

Mr. David Aldrich
January 22, 2008

Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Skyworks agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which you may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by Skyworks, you or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. Notwithstanding anything in this letter to the contrary, (a) the reimbursement of a fee or expense pursuant this Section 7 shall be provided not later than the calendar year following the calendar year in which the fee or expense was incurred, (b) the amount of fees and expenses eligible for reimbursement during any calendar year may not affect the amount of fees and expenses eligible for reimbursement in any other calendar year, (c) the right to reimbursement under this Section 7 is not subject to liquidation or exchange for another benefit and (d) the obligation of Skyworks under this Section 7 shall survive the termination for any reason of this agreement and shall remain in effect until the applicable statute of limitation has expired with respect to any claim or contest (regardless of the outcome thereof) by Skyworks, you or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you regarding the amount of any payment or benefits pursuant to this Agreement).
Notwithstanding anything in this letter to the contrary, no provision of this letter will operate to extend the term of any “above water” option beyond the earlier of (a) the term originally stated in the applicable option grant or option agreement and (b) the 10th anniversary of the option grant date. For this purpose, the term “above water” option means a stock option that has a per-share exercise price that is less than the per-share fair market value of a share underlying the option at the time of the extension.
If you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code as of the date of your employment termination, the commencement of the delivery of any payments under Section 1.3 or 2.4 (whether or not pursuant to Section 3) and any other payments under this Agreement that constitute deferred compensation payable upon separation from service will not be paid until the first business day after the date that is six (6) months following the date of your employment termination or, if you die during such six (6) month period, on the first business day after the date of your death. The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six (6) month period.
Except as expressly provided in this Section 7, neither you nor Skyworks shall have the right to accelerate or to defer the delivery of the payments to be made under this Agreement. Notwithstanding anything in this letter to the contrary, references in Sections 1.3, 2.4 and 3 to employment termination shall be interpreted to mean “separation from

Mr. David Aldrich
January 22, 2008

service,” as that term is used in Section 409A and related regulations. Accordingly, payments under Sections 1.3, 2.4 or 3 of this agreement shall not be made unless a separation from service (as that term is used in Section 409A and related regulations) shall have occurred.

Skyworks may withhold (or cause to be withheld) from any payments made under this agreement all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

This agreement contains the entire understanding of the parties concerning its subject matter, and if there is any conflict between the terms of this Agreement and the terms of any other agreement (including but not limited to an equity award held by you or the applicable plan under which such award was issued), the terms of this Agreement shall govern. You shall not be eligible to receive severance or similar payments under any severance plan, program or policy maintained by the Company. This agreement may be modified only by a written instrument executed by both parties. This agreement replaces and supersedes all prior agreements relating to your employment or severance, including without limitation the letter agreement between you and Alpha Industries, Inc. dated April 1, 2001 and the letter agreement between you and Skyworks dated May 26, 2005. This agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

8.	Release

Skyworks shall have no obligation to make any payments or provide any benefits pursuant to Section 1.3, Section 2.4 or Section 3, as applicable, unless (i) you agree to sign and deliver to the General Counsel of Skyworks a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) and (ii) the Release has become non-revocable by the sixtieth (60th) day following the date of termination of your employment.

Mr. David Aldrich
January 22, 2008

9.	Term

This agreement, as amended and restated, shall become effective on January 22, 2008, and shall remain in effect until the third anniversary thereof (the “Ending Date”); provided, however, that (i) if your employment terminates prior to the Ending Date, this agreement shall remain in effect until all of your and Skyworks’ obligations hereunder have been fully satisfied and (ii) if a Change of Control occurs prior to the Ending Date, this agreement shall remain in effect until the latest to occur of (a) the Ending Date; (b) the second anniversary of the Change of Control; or, if your employment terminates prior to the occurrence of the Ending Date or the second anniversary of the Change of Control, (c) the date that all of your and Skyworks’ obligations hereunder have been fully satisfied.
Please sign both copies of this letter and return one to Skyworks.

Sincerely,	AGREED TO:

/s/ Timothy R. Furey Timothy R. Furey Chairman of the Compensation Committee	/s/ David J. Aldrich David J. Aldrich
Date: January 22, 2008

Mr. David Aldrich
January 22, 2008

EXHIBIT A
Form of Release of Claims
In consideration for receiving benefits pursuant to either, as applicable, Section 1.3, Section 2.4 or Section 3 of the Change in Control/Severance Agreement dated January 22, 2008 between you and Skyworks Solutions, Inc. (the “Company”) (the “Agreement”), you, on behalf of yourself and your representatives, agents, estate, heirs, successors and assigns, agree to and do hereby forever waive, release and discharge the Company, and each of its affiliated or related entities, parents, subsidiaries, predecessors, successors, assigns, divisions, owners, stockholders, partners, directors, officers, attorneys, insurers, benefit plans, employees and agents, whether previously or hereinafter affiliated in any manner, as well as all persons or entities acting by, through, or in concert with any of them (collectively, the “Released Parties”), from any and all claims, debts, contracts, obligations, promises, controversies, agreements, liabilities, demands, wage claims, expenses, charges of discrimination, harassment or retaliation, disputes, agreements, damages, attorneys’ fees, or complaints of any nature whatsoever, whether or not now known, suspected, claimed, matured or unmatured, existing or contingent, from the beginning of time until the moment you have signed this Agreement, against the Released Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) your employment or its termination, (ii) any contract or agreement (express or implied) between you and any of the Released Parties, (iii) any tort or tort-type claim, (iv) any federal, state or governmental constitution, statute, regulation or ordinance, including but not limited to the U.S. Constitution; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any applicable Executive Order Programs; any similar state or local statutes or laws; and any other federal, state, or local civil or human rights law, (v) any public policy, contract or tort law, or under common law, (vi) any policies, practices or procedures of the Company, (vii) any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, (vii) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters, (viii) any impairment of your ability to obtain subsequent employment, and (ix) any permanent or temporary disability or loss of future earnings.
For the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor against the Released Parties, or any of them, at the moment of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
BY SIGNING THIS GENERAL RELEASE, YOU REPRESENT AND AGREE THAT:
YOU UNDERSTAND ALL OF ITS TERMS AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE

Mr. David Aldrich
January 22, 2008

AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND YOU HAVE EITHER DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, YOU HAVE CHOSEN NOT TO DO SO OF YOUR OWN VOLITION;
YOU HAVE HAD AT LEAST 21 DAYS: (A) FROM THE DATE OF YOUR RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                            ,                    ; AND (B) TO CONSIDER IT AND THE CHANGES MADE SINCE THE                                        , VERSION OF THIS RELEASE AND SUCH CHANGES ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD; AND
YOU UNDERSTAND THAT YOU HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

Agreed:

Date:
Acknowledged: SKYWORKS SOLUTIONS, INC.

By:

GENERAL COUNSEL
Date: